Contact:	Mark M. Rothleitner
Vice President
Investor Relations and Treasurer
410-716-3979

Roger A. Young
Vice President
Investor and Media Relations
410-716-3979

FOR IMMEDIATE RELEASE:  Thursday, October 22, 2009
Subject:	Black & Decker Announces Third-Quarter 2009 Results

Towson, MD – The Black & Decker Corporation (NYSE: BDK) today announced that net earnings for the third quarter of 2009 were $55.4 million or $.91 per diluted share.  Net earnings for the third quarter of 2008 were $1.41 per diluted share, or $1.61 excluding a restructuring charge.  Sales decreased 23% for the quarter to $1.2 billion, including a negative 3% impact from foreign currency translation.  Net cash generation was $256 million for the third quarter and $368 million year-to-date.

Nolan D. Archibald, Chairman and Chief Executive Officer, commented, “Black & Decker reported modestly better sales than our initial guidance, primarily due to the timing of certain promotional sales and favorable currency translation, despite persistent economic challenges.  We also continued to control costs effectively, resulting in an improved operating margin versus the second quarter of 2009 and our July guidance.  As we announced last week, this operating improvement and a favorable tax rate enabled us to exceed the original EPS guidance for the third quarter.  Our cash generation continues to be outstanding, primarily driven by a significant reduction in working capital.  We also have reduced capital expenditures, but continue to spend the capital necessary to support our strong new product plans.
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“Sales in the Power Tools and Accessories segment decreased 21% for the quarter versus the prior year.  The U.S. Industrial Products Group remained under pressure from lower construction activity and posted a sales decline of more than 20%.  Sales decreased approximately 20% in the U.S. Consumer Products Group, due to weak demand for discretionary items and our discontinuation of certain low margin products.  In comparison to the second quarter, this business was negatively affected by lower shipments of lawn and garden products, as expected.  The U.S. business benefitted from third-quarter shipments of promotional items that we had expected to occur in the fourth quarter.  In Europe, sales decreased by more than 20%, reflecting double-digit rates of decline in most regions and a particularly challenging environment in Eastern Europe.  Sales declined in most other parts of the world, with a 30% decline in Canada and a mid-single-digit rate of decrease in Latin America. The segment’s operating margin of 7.6% matched the prior-year level and improved from the second quarter, principally due to cost reduction initiatives and component cost deflation.

“Sales in the Hardware and Home Improvement segment decreased 17% for the quarter versus the prior year, with similar declines in the U.S. lockset and faucet businesses.  The weak housing industry continued to depress sales for both businesses, especially in the wholesale channel.  While the segment also posted a sales decline at retail, sell-through of locksets remained relatively strong, aided by the success of Kwikset® SmartKey® technology.  Operating margin for the segment increased to 12.9%, due to lower commodity prices and improved productivity.

“Sales decreased 24% for the quarter in the Fastening and Assembly Systems segment versus the prior year.  Both the automotive and industrial divisions experienced double-digit rates of sales decline in all geographic regions.  Results improved sequentially, particularly in the North American automotive division, as the auto industry’s production rates rose from the depressed levels in the first half.  The segment’s operating margin was 9.3%, well below the prior-year level due to lower volume, but an improvement versus the second-quarter performance.

“Due to certain favorable tax adjustments, our effective tax rate was 18% for the quarter, which contributed $.14 to EPS for the quarter versus the 30% rate we had expected.  As we have indicated previously, tax adjustments can cause significant variability, either favorable or unfavorable, in our quarterly tax rate.
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“Net cash generation of $368 million year-to-date was nearly $100 million higher than in the comparable period in 2008, driven by solid working capital management.  We now expect that net cash generation will exceed $400 million for the full year.  Net debt reduction remains our top priority for cash; however, our strong cash performance strengthens our debt metrics and provides flexibility to pursue small bolt-on acquisitions.

“Looking ahead, we are anticipating continued stabilization of demand, but not a near-term rebound.  We expect fourth-quarter sales similar to the third-quarter level, which would represent a double-digit rate of year-on-year decline.  We are also forecasting that operating margin will remain approximately 7.5% in the fourth quarter.  Therefore, we expect diluted EPS in the range of $.68-to-$.78 for the fourth quarter and $2.45-to-$2.55 for the full year, excluding the first-quarter restructuring charge.

“Black & Decker has taken the steps necessary to emerge from the downturn with strong market positions and a significantly lower cost base.  We have reduced expenses without compromising our well-recognized leadership in innovation.  This approach is evident in our outstanding new product lineup, including compact DEWALT® cordless tools; Black & Decker® FLEX™ cordless canister vacuums, ReadyWrench™ socket wrenches and SmartSelect™ tools; and Kwikset® access control systems and an expanded line of door hardware with SmartKey® technology.  As we approach Black & Decker’s centennial celebration, we remain confident that our team will be great stewards of the company’s legacy into its next century.”

The Corporation will hold a conference call today at 10:00 a.m., E.T., to discuss third-quarter results and the outlook for the remainder of 2009.  Investors can listen to the conference call by visiting http://www.bdk.com and clicking on the icon labeled “Live Webcast.”  Listeners should log-in at least ten minutes prior to the beginning of the event to ensure timely access.  A replay of the call will be available at http://www.bdk.com.
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This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  By their nature, all forward-looking statements involve risks and uncertainties.  For a more detailed discussion of the risks and uncertainties that may affect Black & Decker’s operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review the “Risk Factors” sections in Black & Decker’s reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  Included with this release is a reconciliation of the differences between these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP.

Black & Decker is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems.
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THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF EARNINGS
(Dollars in Millions Except Per Share Amounts)

	Three Months Ended
	September 27, 2009	September 28, 2008

SALES	$1,208.7	$1,570.8
Cost of goods sold	808.4	1,061.9
Selling, general, and administrative expenses	309.6	373.4
Restructuring and exit costs	-	15.6
OPERATING INCOME	90.7	119.9
Interest expense (net of interest income)	22.3	13.4
Other expense (income)	.8	(3.0)
EARNINGS BEFORE INCOME TAXES	67.6	109.5
Income taxes	12.2	23.7
NET EARNINGS	$55.4	$85.8

NET EARNINGS PER COMMON SHARE - BASIC	$.91	$1.43

Shares Used in Computing Basic Earnings Per Share (in Millions)	59.5	59.2

NET EARNINGS PER COMMON SHARE - ASSUMING DILUTION	$.91	$1.41

Shares Used in Computing Diluted Earnings Per Share (in Millions)	59.6	60.1

THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF EARNINGS
(Dollars in Millions Except Per Share Amounts)

	Nine Months Ended
	September 27, 2009	September 28, 2008

SALES	$3,473.8	$4,708.3
Cost of goods sold	2,360.5	3,144.7
Selling, general, and administrative expenses	913.9	1,167.5
Restructuring and exit costs	11.9	33.9
OPERATING INCOME	187.5	362.2
Interest expense (net of interest income)	61.1	44.7
Other income	(3.2)	(2.6)
EARNINGS BEFORE INCOME TAXES	129.6	320.1
Income taxes	31.0	70.2
NET EARNINGS	$98.6	$249.9

NET EARNINGS PER COMMON SHARE - BASIC	$1.63	$4.11

Shares Used in Computing Basic Earnings Per Share (in Millions)	59.4	59.9

NET EARNINGS PER COMMON SHARE - ASSUMING DILUTION	$1.62	$4.04

Shares Used in Computing Diluted Earnings Per Share (in Millions)	59.5	60.9

THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in Millions)

	September 27, 2009	December 31, 2008

ASSETS
Cash and cash equivalents	$821.5	$277.8
Trade receivables	972.6	924.6
Inventories	793.5	1,024.2
Other current assets	257.1	377.0
TOTAL CURRENT ASSETS	2,844.7	2,603.6

PROPERTY, PLANT, AND EQUIPMENT	489.6	527.9
GOODWILL	1,226.7	1,223.2
OTHER ASSETS	827.0	828.6
	$5,388.0	$5,183.3

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings	$–	$83.3
Current maturities of long-term debt	–	.1
Trade accounts payable	443.8	453.1
Other current liabilities	793.6	947.4
TOTAL CURRENT LIABILITIES	1,237.4	1,483.9

LONG-TERM DEBT	1,722.2	1,444.7
POSTRETIREMENT BENEFITS	682.9	669.4
OTHER LONG-TERM LIABILITIES	498.4	460.5
STOCKHOLDERS' EQUITY	1,247.1	1,124.8
	$5,388.0	$5,183.3

THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in Millions)

	Nine Months Ended
	September 27, 2009	September 28, 2008

OPERATING ACTIVITIES
Net earnings	$98.6	$249.9
Adjustments to reconcile net earnings to cash flow from operating activities:
Non-cash charges and credits:
Depreciation and amortization	95.6	104.7
Stock-based compensation	23.1	20.9
Amortization of actuarial losses and prior service cost	8.9	10.7
Restructuring and exit costs	11.9	33.9
Other	(5.0)	.2
Changes in selected working capital items
Trade receivables	(21.0)	(112.1)
Inventories	251.1	37.6
Trade accounts payable	(10.8)	87.7
Other current liabilities	(81.0)	(64.7)
Restructuring spending	(33.3)	(15.4)
Other assets and liabilities	(103.9)	(37.9)
CASH FLOW FROM OPERATING ACTIVITIES	234.2	315.5
INVESTING ACTIVITIES
Capital expenditures	(48.2)	(77.6)
Proceeds from disposal of assets	3.1	20.2
Purchase of business, net of cash acquired	–	(23.8)
Cash outflow associated with purchase of previously acquired business	(1.4)	–
Cash inflow from hedging activities	193.9	40.3
Cash outflow from hedging activities	(15.4)	(29.7)
CASH FLOW FROM INVESTING ACTIVITIES	132.0	(70.6)
FINANCING ACTIVITIES
Net decrease in short-term borrowings	(84.3)	(108.7)
Proceeds from issuance of long-term debt (net of debt issue costs of $2.7 and $.3, respectively)	343.1	224.7
Payments on long-term debt	(50.1)	(.1)
Purchase of common stock	(2.2)	(202.3)
Issuance of common stock	2.4	8.8
Cash dividends	(39.9)	(76.5)
CASH FLOW FROM FINANCING ACTIVITIES	169.0	(154.1)
Effect of exchange rate changes on cash	8.5	(5.2)
INCREASE IN CASH AND CASH EQUIVALENTS	543.7	85.6
Cash and cash equivalents at beginning of period	277.8	254.7
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$821.5	$340.3

THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ABOUT BUSINESS SEGMENTS
(Dollars in Millions)

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2009	2008	2009	2008

Sales to Unaffiliated Customers:

Power Tools and Accessories	$869.5	$1,094.4	$2,561.7	$3,259.8
Hardware and Home Improvement	192.9	231.2	554.7	682.6
Fastening and Assembly Systems	132.8	173.8	381.7	544.8
Total Reportable Business Segments	1,195.2	1,499.4	3,498.1	4,487.2
Currency Translation Adjustments	13.5	71.4	(24.3)	221.1
Consolidated	$1,208.7	$1,570.8	$3,473.8	$4,708.3

Segment Profit (Loss) – for Consolidated, Operating
Income before Restructuring and Exit Costs:

Power Tools and Accessories	$65.8	$83.0	$154.5	$258.5
Hardware and Home Improvement	24.8	26.1	53.8	63.9
Fastening and Assembly Systems	12.3	27.6	22.0	86.9
Total Reportable Business Segments	102.9	136.7	230.3	409.3
Currency Translation Adjustments	2.7	7.8	6.1	27.6
Corporate, Adjustments, and Eliminations	(14.9)	(9.0)	(37.0)	(40.8)
Consolidated	$90.7	$135.5	$199.4	$396.1

BASIS OF PRESENTATION:

Business Segments:

The Corporation operates in three reportable business segments: Power Tools and Accessories, Hardware and Home Improvement, and Fastening and Assembly Systems. The Power Tools and Accessories segment has worldwide responsibility for the manufacture and sale of consumer and industrial power tools and accessories, lawn and garden products, and electric cleaning, automotive, lighting, and household products, as well as for product service. In addition, the Power Tools and Accessories segment has responsibility for the sale of security hardware to customers in Mexico, Central America, the Caribbean, and South America; and for the sale of plumbing products to customers outside the United States and Canada. The Hardware and Home Improvement segment has worldwide responsibility for the manufacture and sale of security hardware (except for the sale of security hardware in Mexico, Central America, the Caribbean, and South America). The Hardware and Home Improvement segment also has responsibility for the manufacture of plumbing products and for the sale of plumbing products to customers in the United States and Canada. The Fastening and Assembly Systems segment has worldwide responsibility for the manufacture and sale of fastening and assembly systems.

The profitability measure employed by the Corporation and its chief operating decision maker for making decisions about allocating resources to segments and assessing segment performance is segment profit (for the Corporation on a consolidated basis, operating income before restructuring and exit costs). In general, segments follow the same accounting policies as those described in Note 1 of Notes to Consolidated Financial Statements included in Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, except with respect to foreign currency translation and except as further indicated below. The financial statements of a segment’s operating units located outside of the United States, except those units operating in highly inflationary economies, are generally measured using the local currency as the functional currency. For these units located outside of the United States, segment sales and elements of segment profit are translated using budgeted rates of exchange. Budgeted rates of exchange are established annually and, once established, all prior period segment data is restated to reflect the current year's budgeted rates of exchange. The amounts included in the preceding table for the Corporation’s business segments and on the line entitled “Corporate, Adjustments, and Eliminations” are reflected at the Corporation’s budgeted rates of exchange for 2009. The amounts included in the preceding table on the line entitled “Currency Translation Adjustments” represent the difference between consolidated amounts determined using those budgeted rates of exchange and those determined based upon the rates of exchange applicable under accounting principles generally accepted in the United States.

Segment profit excludes interest income and expense, non-operating income and expense, adjustments to eliminate intercompany profit in inventory, and income tax expense. In addition, segment profit excludes restructuring and exit costs.  In determining segment profit, expenses relating to pension and other postretirement benefits are based solely upon estimated service costs. Corporate expenses, as well as certain centrally managed expenses, including expenses related to share-based compensation, are allocated to each reportable segment based upon budgeted amounts. While sales and transfers between segments are accounted for at cost plus a reasonable profit, the effects of intersegment sales are excluded from the computation of segment profit. Intercompany profit in inventory is excluded from segment assets and is recognized as a reduction of cost of goods sold by the selling segment when the related inventory is sold to an unaffiliated customer. Because the Corporation compensates the management of its various businesses on, among other factors, segment profit, the Corporation may elect to record certain segment-related expense items of an unusual or non-recurring nature in consolidation rather than reflect such items in segment profit. In addition, certain segment-related items of income or expense may be recorded in consolidation in one period and transferred to the various segments in a later period.

Adoption of New Accounting Standard for FASB Staff Position No. EITF 03-6-1:

As more fully described in Note 1 of Notes to Consolidated Financial Statements included in Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, the Corporation was required to adopt FASB Staff Position (FSP) No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payments Transactions are Participating Securities (FSP EITF 03-6-1), effective January 1, 2009.  FSP EITF 03-6-1 clarifies whether instruments granted in share-based payment transactions should be included in the computation of earnings per share using the two-class method prior to vesting and requires that all prior-period EPS data presented be adjusted retrospectively.

The Corporation adopted FSP EITF 03-6-1 effective January 1, 2009. Accordingly, basic and diluted earnings per share for the three and nine months ended September 28, 2008, have been adjusted to reflect the adoption of FSP EITF 03-6-1.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE:

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Corporation provides additional measures of operating results, net earnings, and earnings per share adjusted to exclude certain costs, expenses, and gains and losses. Also, in addition to measuring its cash flow based upon operating, investing and financing activities classifications established under GAAP, the Corporation also measures its net cash generation. The Corporation believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for its future performance.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of the differences between these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows.

Diluted earnings per share, excluding restructuring charges:

The calculation of diluted earnings per share for the three months ended September 28, 2008, excluding the restructuring charge, follows (dollars in millions, except per share amounts):

Three Months Ended
September 28, 2008

Net earnings	$85.8
Excluding:
Restructuring charge, net of tax	12.6
Net earnings, excluding restructuring charge	$98.4

Net earnings available to common stockholders, excluding restructuring charge	$96.8

Diluted earnings per common share	$1.41
Excluding:
Restructuring charge, net of tax, per common share – assuming dilution	.20

Net earnings, excluding restructuring charge per common share – assuming dilution	$1.61

Shares used in computing diluted earnings per share (in millions)	60.1

Net Cash Generation:

The calculation of net cash generation, which is defined by the Corporation as free cash flow (defined as cash flow from operating activities, less capital expenditures, plus proceeds from the disposal of assets) and cash flows from net investment hedging activities for the three months ended September 27, 2009, and nine months ended September 27, 2009 and September 28, 2008, is as follows (dollars in millions):

	Three Months Ended	Nine Months Ended
	September 27, 2009	September 27, 2009	September 28, 2008
Cash flow from operating activities	$285.4	$234.2	$315.5
Capital expenditures	(13.7)	(48.2)	(77.6)
Proceeds from disposals of assets	.1	3.1	20.2
Free cash flow	271.8	189.1	258.1
Cash inflow from net investment hedging activities	–	193.9	40.3
Cash outflow from net investment hedging activities	(15.4)	(15.4)	(29.7)
Net cash generation	$256.4	$367.6	$268.7

Impact of favorable tax rate:

This press release indicates that a favorable tax rate contributed approximately $.14 to diluted earnings per share for the quarter, as compared to the tax rate assumed in the Corporation’s guidance. That $.14 contribution to diluted earnings per share was computed utilizing the 30% effective income tax rate inherent in the Corporation’s third quarter earnings guidance. A computation of the $.14 follows (amounts in millions, except per share amounts):

Three Months Ended
September 27, 2009

Earnings before income taxes	$67.6

Computed income tax expense at 30% effective
income tax rate assumed in the third quarter
2009 earnings guidance	$20.3

Less: Income tax expense	12.2

Computed income tax benefit	$8.1

Shares used in computing diluted earnings per share	59.6

Computed benefit per diluted share—actual tax
expense less than taxes computed at 30% effective
income tax rate	$.14

Diluted earnings per share, excluding the restructuring charge, for full year 2009:

This press release includes a forward-looking statement with respect to management’s expectation that the Corporation’s diluted earnings per share would range from $2.45 to $2.55 for the full year, excluding the impact of the first-quarter restructuring charge of $11.9 million pre-tax ($8.4 million after-tax), or $.14 per share.  Management’s expectation is that the Corporation’s diluted earnings per share would range from $2.31 to $2.41 for the full year, including the impact of the first-quarter restructuring charge.